Exhibit T3A.16

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Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile	[stamp:] AUTHORIZED COPY	[seal:] EDUARDO DIEZ MORELLO NOTARY SANTIAGO

DIRECTORY No. 86.-

RS/c1
CORPORATE CHARTER

KUDEN SOCIEDAD ANÓNIMA

1837.SOC*******************

 IN SANTIAGO, CHILE, on the seventh day of February of nineteen ninety-five, in the presence of myself, EDUARDO JAVIER DIEZ MORELLO, attorney, notary public for the Thirty-Fourth Notary Office of Santiago, with premises at calle Morandé number two hundred forty-three, the following parties appeared: Mr. ANTONIO MARTÍNEZ SEGUÍ, a Chilean citizen, married, a commercial agent, national identification card number seven million, forty thousand, three hundred twenty one hyphen eight, domiciled at Avenida El Bosque Norte number zero one hundred seventy-seven, office number eight hundred three, Santiago; Mr. ROBERTO ZÚÑIGA ESPINOSA, a Chilean citizen, married, an attorney, national identification number four million, seven hundred sixty-nine thousand, nine hundred twenty-two hyphen three, in representation, as shall be attested, of the agency of the foreign corporation “Intercontinental Chile S.A.,” Sole Tax Roll number fifty-nine million, twenty-three thousand, three hundred sixty hyphen nine, both of them domiciled at Huérfanos number one thousand one hundred seventy-eight, office five hundred one, Santiago; Mr. PERCY ECCLEFIELD ARRIAZA, a Chilean citizen, married, an attorney, national identification number five million, one hundred sixty-two thousand, four hundred thirty-eight hyphen six, and Mr. ROBERTO ZUÑIGA ESPINOSA, an attorney, already identified, both in representation, as shall be

[initials] [seal:] EDUARDO DIEZ MORELLO NOTARY SANTIAGO

attested, of the company “Puerto Banús S.A.,” Sole Tax Roll number ninety-six million, six hundred ninety thousand, two hundred eighty hyphen nine, all of them domiciled at Lorenzo Gotuzzo number ninety-six, office number fifty-one, Santiago, of legal age, who attested to their identities with the aforementioned cards and set forth the following: that they have agreed to the following corporate charter for a Chilean closely held corporation [sociedad anónima cerrada]. ONE: That they hereby organize a closely held corporation to be governed by the provisions of law number eighteen thousand forty-six, its regulation and the following bylaws:. CORPORATE BYLAWS:- TITLE ONE:- NAME, DOMICILE, DURATION, PURPOSE: ARTICLE ONE: A closely held corporation is organized, the name of which shall be “KUDEN SOCIEDAD ANÓNIMA.” Its domicile shall be the city of Santiago, and it may establish agencies or branches at other points of the country or abroad. The Company shall be governed by these bylaws and in their silence, by the provisions of law eighteen thousand, forty-six and its regulation. ARTICLE TWO:- The Company shall have a duration of fifteen years from February seventh, nineteen ninety-five. ARTICLE THREE: Company purpose: The company’s purpose shall be the commercial operation of the Pucón Gambling Casino and its attached facilities, as well as the commercial operation of dining rooms, kitchens, bar, clubs, self-service, cabaret, discotheque and other services or related facilities operating at the aforementioned establishment, and in general any activities or actions approved and authorized through a proposal awarded by the Illustrious Municipality of Pucón. TITLE TWO: SHARE CAPITAL AND STOCK: ARTICLE FOUR: The company’s share capital shall be a total of FOUR HUNDRED MILLION

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile

PESOS, divided among TWO THOUSAND SHARES without par value, paid-in and recorded in the form indicated in Transitory Article Two. TITLE THREE: ADMINISTRATION: ARTICLE FIVE: The Company shall be administered by a Board consisting of three members, who may be reelected. The Board shall have a term of office of two years, at the end of which all members must be subject to reelection. ARTICLE SIX: Directors shall receive no remuneration whatsoever for serving in their positions. ARTICLE SEVEN: Board meetings shall be held with the attendance of an absolute majority of seated Directors, and resolutions shall be adopted by an absolute majority of Directors in attendance. In the event of a tie, the person chairing the meeting shall cast the deciding vote. ARTICLE EIGHT: In the event of a vacancy in a Director position, the entire Board shall be subject to reelection at the next Ordinary Shareholders Meeting held by the Company; and in the interim, the Board may appoint a replacement. ARTICLE NINE: At the first Board meeting held after its election, it shall appoint from among its members a Chair, who shall also be that of the Company and the Shareholders Meetings. In the Chair’s absence, the Director or shareholder appointed on each occasion by the Board or the Shareholders Meeting shall provisionally chair the meetings. ARTICLE TEN: The Board must meet at least once every six months. Board sessions may be Ordinary or Extraordinary. The former shall be held on dates prescheduled by the Board itself, and shall not require special convocation on each occasion. The latter shall be held when specially convened by the Chair at his or her own behest or at that of one or more directors,

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provided that the Chair demonstrates a need for the meeting, unless it is requested by an absolute majority of directors, in which case it must necessarily be held with no prior qualification. Extraordinary meetings shall be convened by means of certified letters sent to the directors at the domiciles they have registered with the company. Convocation letters shall note the reason for the convocation and must be sent no fewer than three calendar days before the date of the meeting. ARTICLE ELEVEN: The Board shall represent the Company judicially and extra-judicially and for fulfillment of the corporate purpose, to which end it shall not need to attest to third parties; it shall be vested with each and every administrative and disposal authority not reserved to the General Shareholders Meeting by law or by these bylaws, without need to grant it any power whatsoever, including for those instruments or contracts for which the laws require said circumstances; although the listing provided below is not to be considered exhaustive or restrictive given the provisions of Article number forty of law eighteen thousand forty-six, the Board may: a) Appoint, remove and set the authority, rights and obligations of the Company’s President [Gerente General] and the other employees and persons whose services may be necessary. It also falls to the Board to set the compensation, benefits or salaries corresponding to the President and other individuals for the performance of their duties. b) Decree the regulations and provisions necessary for the Company’s functioning and for administration of the corporate businesses,

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile

inspecting the progress of activities and the execution of agreements entered into. c) Invest the Company’s funds in the stipulated form, corresponding to share capital and asset reserves. d) Purchase, acquire, sell, exchange, alienate, transfer in any manner, mortgage, encumber, give and take in lease and establish in pledge moveable assets and all types of investment securities, acquire and assign loans and rights, sign transfers, issue debentures or intervene in the formation of companies of any kind or be incorporated therein, enter into joint venture agreements or participation accounts. e) Enter into lease agreements for services involving construction development, transport, charter, storage, agency, representation, distribution, consignment, administration, mandate, commission, loan, insurance, pledge, mortgage or any other type of nominate or innominate agreements. f) Enter into, with banks financial or lending institutions, public or private corporations, civil or commercial partnerships or private individuals, as applicable, agreements for loans, lending, deposits, commercial and banking current accounts current accounts, deposits and credits, transacting and overdrawing in them, collecting and receiving, settling and paying, signing cash receipts, substituting and remitting, transacting, subscribing, accepting, re-accepting, and paying and endorsing, whether in collection, discount, guarantee or any other form, with or without restrictions, securing, discounting, extending and protesting bills of exchange, payment orders and vouchers or promissory notes and any other banking or commercial documents, transacting, collecting, depositing, endorsing, revalidating, settling and protesting

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checks, giving, receiving, endorsing and withdrawing documents and securities in custody or in guarantee. g) Approve the convocation of the General Shareholders Meeting. Each year prepare the annual report and balance sheet for corporate activities and an inventory, and propose the distribution of earnings. h) Establish agencies or branches in any point of the country or abroad and eliminate them, when deemed appropriate. i) Represent the company judicially and extrajudicially with the most extensive authority. In judicial matters it shall have the general authority of law and the special authority of refraining in the first instance from any legal action filed, accepting counterclaims, answering interrogatories, waiving appeals consistent with the legal terms, settling, compromising, granting to arbitrators the authority of arbitrators, approving and accepting agreements. All the above must be understood as being without prejudice to the judicial representation corresponding to the President according to the provisions of Article Eight of the Civil Procedure Code. The Board may delegate part of its authority to the Company’s Managers, Assistant Managers or Attorneys, to a director or a commission of directors and, for specific purposes, to other individuals. TITLE FOUR: SHAREHOLDERS MEETINGS: ARTICLE TWELVE: Shareholders shall meet in Ordinary and Extraordinary Meetings. Extraordinary Meetings shall be held whenever the company’s interests so justify, in the judgment of the Board. Ordinary or Extraordinary Meetings, as the case may be, shall also meet when so requested of the Board in writing by shareholders representing at least ten percent of the shares issued with right to vote, clearly indicating the issues to be discussed at the Meeting.

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile

In all cases, Meetings shall be convened by the company Board of Directors. At Extraordinary meetings only the matters identified in the convocation may be discussed. ARTICLE THIRTEEN: The following are matters falling to the Ordinary Shareholders meeting: One) Examination of the company’s situation and reports of the Statutory Auditors and approval or rejection of the annual report, balance sheet and financial statements presented by the company’s administrators or receivers. Two) Distribution of earnings for each fiscal year, and in particular the distribution of dividends. Three) Election or reelection of Board members, receivers and Statutory Auditors. Four) In general, any matter of corporate interest that does not fall to the Extraordinary Shareholders Meeting. ARTICLE FOURTEEN: Each year, the Ordinary Meeting shall appoint acting statutory auditors and two alternates, the purpose of which shall be to examine the accounts, inventory, balance sheet and other financial statements, and shall have the obligation to report in writing at the next Ordinary Shareholders Meeting on the fulfillment of this assignment. The statutory auditors may also monitor corporate activities and audit the actions of management and faithful compliance with their legal, regulatory and statutory duties. ARTICLE FIFTEEN: The annual report, balance sheet, inventory, minutes, books and reports of the statutory auditors shall be made available to shareholders for examination at the company’s administrative offices for thirty days prior to the date scheduled for the Shareholders Meeting to be held. Shareholders may only examine said documents within the indicated period. During the same period shareholders shall be entitled to examine identical information on subsidiary

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companies. ARTICLE SIXTEEN: The following are matters falling to the Extraordinary Meetings: One) Company dissolution; Two) Company conversion, merger or split and revision of its bylaws; Three) The issuance of bonds or debentures convertible to shares; Four) Transfer of the company’s fixed assets and liabilities or of all its assets; Five) The granting of real and personal guarantees to secure the obligations of third parties, unless the latter are subsidiary companies, in which case the Board’s approval shall suffice; Six) Such other matters as by law fall to the competency of this Meeting. The matters referenced in numbers one, two, three and four of this article may only be agreed to at a Meeting held in the presence of a Notary, who must certify that the minutes faithfully reflect what occurred and was agreed to at the meeting. ARTICLE SEVENTEEN: Shareholders Meetings shall be held upon first convocation with an absolute majority of shares issued with right to vote, and on the second convocation, with those present or represented, with right to vote, regardless of their number. ARTICLE EIGHTEEN: Only shareholders registered with the Shareholders Registry at least ten days prior to the date the respective meeting is to be held may participate in the Meetings with right to speak and vote. ARTICLE NINETEEN: Shareholders may have themselves represented at the Meetings by another individual, even if not a shareholder. Proxy must be conferred in writing by all shares the principal holds on the date specified in the preceding clause. ARTICLE TWENTY: Each shareholder shall have one vote per share held or represented.

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile

At elections held at Shareholder Meetings, shareholders or their proxies may combine their votes in favor of a single individual or distribute them in the form they consider most appropriate, and those who receive the greatest number of votes on the same single ballot shall be declared elected, until the number of positions to be filled is complete. ARTICLE TWENTY-ONE: Revision of the corporate bylaws must be approved at the Extraordinary Shareholders meeting with the vote of at least two thirds of shares issued with right to vote. ARTICLE TWENTY-TWO: The vote of at least two thirds of shares issued with right to vote shall be required for resolutions pertaining to the following matters: One) The company’s conversion, split or merger with another company and the revision of its bylaws; Two) The Company’s early dissolution; Three) Change of corporate domicile; Four) Approval of contributions and estimate of non-monetary assets; Five) Change in authority reserved for the Shareholders Meeting or restriction of the Board’s authority; Six) Reduction in share capital; Seven) Transfer of assets and liabilities or of all assets; and Eight) Form of distribution of the corporate earnings.- TITLE FIVE: BALANCE SHEET, ANNUAL REPORT AND DISTRIBUTION OF EARNINGS: ARTICLE TWENTY-THREE: On December thirty-first of each year, the Company shall prepare a balance sheet of its operations. At the same time, it shall assemble an annual report with supporting documentation on the company’s position over the past fiscal year, to be presented for consideration of the Ordinary Shareholders Meeting. ARTICLE TWENTY-FOUR: Dividends shall be paid solely out of net earnings

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for the fiscal year, or retained earnings, as posted to balance sheets approved by the Shareholders Meeting. However, if the company posted losses carried forward, earnings for the fiscal year shall be allocated first to offsetting them. If there are losses in a fiscal year, they shall be offset by retained earnings, if any. ARTICLE TWENTY-FIVE: The Board shall approve the distribution of dividends to shareholders, their amount and timing, and must comply with resolutions of the Ordinary Shareholders Meeting on this matter, if any. TITLE SIX: DISSOLUTION AND LIQUIDATION: ARTICLE TWENTY-SIX: The company shall be dissolved for any of the reasons set forth by law. Once dissolved, its liquidation shall be undertaken by a liquidation commission elected by the Shareholders Meeting. Liquidators shall remain in office for two years, and may be reelected once only. ARTICLE TWENTY-SEVEN: The Liquidation Commission alone may execute instruments and contracts aimed directly at effecting the company’s liquidation and, in accordance with the law, shall represent the Company judicially and extrajudicially and shall be vested with all administrative and disposal authority that the law or these Bylaws do not establish as corresponding solely to the Shareholders Meeting, without need to grant them any power whatsoever. ARTICLE TWENTY-EIGHT: Any differences that might arise between shareholders as to the application or interpretation of this agreement, either during the company’s lifetime or during the course of its dissolution, or during the community period, either between the shareholders themselves or between them and the company, shall be resolved by an arbitrator in an arbitration proceeding, with the appearing parties

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile

expressly waiving all appeals against it, including that of complaint. The appearing parties mutually agree to appoint to this end Mr. José María Eyzaguirre García de la Huerta, who shall have each and every one of the aforementioned powers, including that of liquidating the Company. Should it not be possible to establish the commitment of the forenamed arbitrator, the differences shall be resolved, in the capacity of legal arbitrator, by the person appointed by the Judge of the Civil Court for Large Settlements seated in chambers in the city of Santiago, who shall appoint a qualified attorney with at least ten years of professional experience; all recourse allowed by law shall apply against the award of this arbitrator. TRANSITORY PROVISIONS: TRANSITORY ARTICLE ONE: The first provisional Board shall consist of the following individuals: Mr. Antonio Martínez Seguí, Mr. Roberto Zúñiga Espinosa and Mr. Percy Ecclefield Arriaza. This provisional Board shall remain in office until the holding of the first Ordinary Shareholders Meeting. TRANSITORY ARTICLE TWO: Share capital totaling FOUR HUNDRED MILLION PESOS, divided among TWO THOUSAND shares, without par value, shall be recorded, subscribed and paid-in as follows in cash: One) Mr. Antonio Martínez Seguí subscribes six hundred shares, contributing to the share capital the sum of ONE HUNDRED TWENTY MILLION PESOS.- Two) The company “Intercontinental Chile S.A.” subscribes a total of six hundred shares, contributing to the share capital the sum of ONE HUNDRED TWENTY MILLION PESOS.- Three) the company “Puerto Banús S.A.” subscribes eight hundred shares, contributing to the share capital the sum of ONE HUNDRED SIXTY MILLION PESOS. TRANSITORY ARTICLE THREE: Statutory auditors shall be appointed for a term of two years, renewable for identical

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periods, in the persons of Mrs. María Alejandra D’jaber Díaz and Mr. Juan Rivero Suárez, with alternates Mr. Luis Rivero Suárez and Mrs. Roxana Chacón Gallardo. TRANSITORY ARTICLE FOUR: The appearing parties hereby expressly represent that in the event the Company that is formed by this instrument, i.e., “Kuden Sociedad Anónima,” does not succeed in being awarded the commercial operation of the Pucón Municipal Gambling Casino, the shareholders, if so inclined, may immediately dissolve and terminate this Company, in fulfillment of any legal requirements as may apply. TWO: The bearer of an authorized copy of this instrument and/or an extract thereof is authorized to request and sign any recordings, sub-recordings, annotations or cancellations deriving from the corresponding registries and to undertake all processing, measures and actions necessary for complete legalization. THREE. The appearing parties confer special power of attorney on Mr. Juan Rivero Suárez for him to execute, with the Internal Tax Service, any measures and processing of the registration on the Sole Tax Roll and the other special registries as may give rise to the initiation of the company “Kuden Sociedad Anónima,” and to sign all documents and undertake any other processing measures required for fulfillment of this mandate. The LEGAL CAPACITY of Mr. Roberto Zúñiga Espinosa to represent “Intercontinental Chile S.A.,” is consistent with the public instrument issued August ninth, nineteen ninety-four at the Santiago notary office of Mr. Patricio Raby Benavente. The LEGAL CAPACITY of Mr. Percy Ecclefield Arriaza and Mr. Roberto Zúñiga Espinosa to

306

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile	three hundred six

represent “Puerto Banús S.A.” is consistent with the public instrument issued February tenth, nineteen ninety-four by the Santiago notary office of Mr. Patricio Raby Benavente, which are not included as they are known by the parties. In confirmation thereof and after having been read, the appearing parties signed this instrument. BY WITNESS WHEREOF.  [initials]

[signature]
ANTONIO MARTÍNEZ SEGUÍ

[signature]
ROBERTO ZÚÑIGA ESPINOSA

[signature] PERCY ECCLEFIELD ARRIAZA	[initials] [seal:] EDUARDO DIEZ MORELLO NOTARY SANTIAGO

[stamp:]
I CERTIFY that this photocopy is an accurate copy
of its original, and corresponds to a public instrument of
Corporate Charter of Sociedad Kuden
Sociedad Anónima
dated February 7, 1995, issued by
Notary Mr. Eduardo Diez
Confirmation is given of the signatures of the appearing parties and of the notary as found in entry 306
[initials] Santiago February 24, 2000
[initials] [seal:] JUANA NÚÑEZ CORDERO ALTERNATE JUDICIAL ARCHIVIST SANTIAGO - CHILE

[seal:] AUTHENTICATED AS CONSISTENT WITH THE ORIGINAL HILDA AGUIRRE OF THE JUDICIAL ARCHIVES	[initials] [seal:] JUANA NÚÑEZ CORDERO ALTERNATE JUDICIAL ARCHIVIST SANTIAGO - CHILE	[initials] [seal:] EDUARDO DIEZ MORELLO NOTARY SANTIAGO

[seal:] AUTHENTICATED AS CONSISTENT WITH THE ORIGINAL HILDA AGUIRRE OF THE JUDICIAL ARCHIVES

[stamp:]
I CERTIFY: That in the margin of the master copy of the above instrument, there are no notes whatsoever revoking or invalidating the powers conferred therein. Santiago, February 24, 2000.